                                                                    Exhibit 99.1

                                                            Company News Release


                             FOR IMMEDIATE RELEASE


Contacts:

Michael K. Hoover                                 Judson E. Schmid
Chairman and Chief Executive Officer              Chief Financial Officer
(954) 473-1001, Ext. 300                          (954) 473-1001, Ext. 300


                    PROXYMED COMPLETES WARRANT EXCHANGE AND
                    ANNOUNCES 1-for 15 REVERSE STOCK SPLIT


     Ft. Lauderdale, FL. August 17, 2001 - ProxyMed, Inc. (Nasdaq: PILL), a leading provider of healthcare transaction processing services, announced today that it has completed the exchange of warrants issued in connection with its Series C preferred stock by exchanging 21.1 million warrants for 15.7 million shares of common. Over 96 percent of the 21.9 million warrants issued in connection with the Series C preferred stock financing were exchanged. The exchange, which began solicitation on June 15, resulted in a reduction in the number of fully-diluted shares by 5.4 million shares. Under the terms of the Exchange Agreement, the common stock issued is subject to an additional lock-up period through February 15, 2002. As a result of this exchange, the company expects to record a non-cash, deemed dividend charge of approximately $3.1 million in the third quarter. The exchange of its Series C warrants follows the successful April 2001 exchange of 4.1 million Series B warrants into 3.3 million common shares as part of the simplification of ProxyMed's capital structure.

     Michael K. Hoover, ProxyMed's chairman and chief executive officer said, "When I joined ProxyMed one year ago, the company had negative cash flows and a complex capital structure, hampering the ability to attract long-term investors and analysts that would establish and support a more fairly valued stock. We took an important step towards this by achieving EBITDA profitability in the second quarter. Today's announcement acts as a further catalyst by giving us a solid capital structure, clarity in terms of maintaining the company's Nasdaq National Market listing and greater opportunities to attract investors. We continue to have the utmost confidence in ProxyMed's future as evidenced by recent purchases of stock made by myself and other insiders."

     In addition to the warrant exchange, ProxyMed announced today a 1-for-15 reverse stock split of its common stock whereby each 15 shares of common stock would be exchanged for one new share of common stock. The reverse stock split has a record date of August 21, 2001. For 20 trading days beginning August 21, the company's common stock will trade under the symbol "PILLD" and thereafter the company's stock will trade under its current symbol "PILL". The company notes that shareholders are not required to physically exchange their current certificates for new ones. However, if certificates are exchanged, certificates will be issued to reflect any fractional share interests.

     "I am extremely pleased on the progress we have made on the simplification of our capital structure over the last few months," said Judson E. Schmid, ProxyMed's chief financial officer. "By reducing the warrant overhang from our Series B and Series C preferred stock and effecting the reverse split, we believe that these events will improve the marketability of ProxyMed's stock by appealing to a broader range of investors. The use of our stock as currency in the marketplace is extremely important for our future growth regarding acquisitions and attracting institutional investors."

     As a result of the warrant exchange and the reverse stock split, ProxyMed's fully-diluted shares position and capital structure will be as follows:

                                                           Before        After
                                                           ------        -----
         Common stock outstanding                        42,251,000    2,816,700
         Series B and C convertible preferred stock      24,127,500    1,608,500
         Warrants                                         2,683,100      178,900
         Stock options                                   12,459,100      830,600
                                                         ----------    ---------
                 Total fully-diluted shares              81,520,700    5,434,700
                                                         ==========    =========

     Insider and affiliate ownership of outstanding shares is approximately 22 percent resulting in a public float of approximately 2.2 million shares (post-reverse split).

     Additionally, ProxyMed has selected Registrar and Transfer Company of Cranford, New Jersey as its new stock transfer agent effective as of August 21, 2001. Registrar and Transfer Company can be contacted at 1-800-368-5948.

About ProxyMed, Inc.
--------------------
ProxyMed is an electronic healthcare transaction processing services company providing connectivity services and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed's electronic transaction processing services support a broad range of both financial and clinical transactions. To facilitate these services, ProxyMed operates ProxyNet(R), its secure, proprietary national electronic information network, which provides physicians and other primary care providers with direct connectivity to one of the industry's largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.

Note: This press release contains forward-looking statements that reflect our current assumptions and expectations regarding future events. While these statements reflect our current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, but not limited to the soundness of our business strategies relative to the perceived market opportunities; our ability to successfully develop, market, sell, install and upgrade our clinical and financial transaction services and applications to physicians, payers, medical laboratories and pharmacies; our ability to compete effectively on price and support services; our assessment of the healthcare industry's need, desire and ability to become technology efficient; and our ability and that of our business associates to comply with various government rules regarding healthcare and patient privacy. These and other risk factors are more fully discussed in our filings with the Securities and Exchange Commission, which we strongly urge you to read. We expressly disclaim any intent or obligation to update any forward-looking statements. When used, the words "believes," "estimated," "expects," "anticipates," "may" and similar expressions are intended to identify forward-looking statements.

More information on ProxyMed is available on its home page at http://www.proxymed.com.
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